CONTACT:
David Fry
Executive Vice President and Chief Financial Officer
Flushing Financial Corporation
(718) 961-5400

FOR IMMEDIATE RELEASE

Flushing Financial to Speak to Institutional Investors

LAKE SUCCESS, NY – December 7, 2009 — Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), today announced that, through an arrangement with Sandler O’Neill + Partners, L.P., it will make presentations to institutional investors.

John R. Buran, the Company’s President and Chief Executive Officer will make the presentations in Dallas and Houston, Texas on December 7th and December 8th.

WHO
Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the FDIC. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including cities, counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

WHAT	Presentations to institutional investors through an arrangement with Sandler O’Neill + Partners, L.P.
WHERE/WHEN	Dallas and Houston, Texas on December 7 and 8, 2009.
PRESENTATION
The presentation will focus on the Company’s performance and its strategic operating objectives. The presentation will be available on the Company’s website, www.flushingsavings.com, on Monday, December 7, 2009, and will remain available through the end of the month.

RECENT NEWS	●	November 17, 2009 - Flushing Financial Corporation Declares Quarterly Dividend of $0.13 Per Share.
	●	October 28, 2009 - Flushing Financial Corporation Repays TARP Capital.
	●	October 20, 2009 – Flushing Financial Corporation Reports Third Quarter Earnings Increase of 65% to $0.33 Per Diluted Common Share; Core Earnings Increase of 3.7% to $0.28 Per Diluted Common Share.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s web site at http://www.flushingsavings.com.

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